Exhibit 99.2

PRESS RELEASE

Contacts:

Pete Garcia

Sr. VP and Chief Financial Officer

408-215-4574

pgarcia@nuvelo.com

Nicole Estrin

Manager of Corporate Communications & IR

408-215-4572

nestrin@nuvelo.com

NUVELO REPORTS FOURTH QUARTER AND YEAR END 2003 RESULTS,

ACCOMPLISHMENTS AND 2004 FORWARD OUTLOOK

SUNNYVALE, Calif., February 5, 2004 /PRNewswire/ – Nuvelo, Inc. (Nasdaq: NUVO) today announced fourth quarter and year end 2003 financial results, accomplishments and 2004 forward outlook.

For the three months ended December 31, 2003, Nuvelo reported a net loss of $9.4 million or $0.12 per share compared to a net loss of $16.5 million or $0.72 per share for the same period in 2002. The net loss decrease of $7.1 million was primarily attributed to decreased research and administrative costs in the fourth quarter as Nuvelo continued to streamline operations, focusing spending on the development of its lead drug candidate, alfimeprase. This was partially offset by a decrease in revenue from Nuvelo’s collaboration with BASF Plant Science LLC which was completed in January 2003. Revenues for the fourth quarter of 2003 were approximately $0.4 million, compared to revenues of $3.5 million for the same period in 2002. For the twelve months ended December 31, 2003 Nuvelo reported a net loss of $50.2 million or $0.79 per share, compared to a net loss of $45.0 million or $2.08 per share for the same period in 2002. The loss per share for the three months and year ended December 31, 2003 was impacted and reduced from the same period in 2002 as a result of additional shares issued through the acquisition of VARIAGENICS, Inc., which was completed on January 31, 2003.

As of December 31, 2003, Nuvelo had approximately $34.7 million in cash, cash equivalents, short-term investments and restricted cash compared to approximately $3.3 million at December 31, 2002.

“This time last year we committed to a singular strategic focus on therapeutic products and a promise to build a formidable biopharmaceutical business,” stated Dr. Ted W. Love, president and chief executive officer of Nuvelo. “Throughout the past year, Nuvelo has continued to deliver on this promise. Through its recent partnerships, Nuvelo has created a robust cardiovascular franchise including alfimeprase, a novel thrombolytic currently in two Phase 2 trials, ARC183, an anticoagulant poised to begin a Phase 1 trial in the second half of 2004 and most recently, rNAPc2, a novel anticoagulant currently in Phase 2 trials.”

Recent Highlights

•	Licensed novel anticoagulant, rNAPc2, from Dendreon, acquiring worldwide rights to all indications including acute coronary syndromes (ACS), orthopedic and vascular surgery, Ebola and cancer

•	Appointed former Goldman Sachs executive, Barry L. Zubrow, to Nuvelo’s board of directors

•	Filed a universal shelf registration statement with the SEC to offer up to $75 million worth of common or preferred stock, or debt securities, to be used for general corporate purposes, including capital expenditures and to meet working capital needs

•	Entered into a 50/50 partnership with Archemix to develop and commercialize ARC183, Archemix’s thrombin inhibitor for potential use in coronary artery bypass graft (CABG) surgery, percutaneous coronary intervention (PCI) and other acute anticoagulant applications

•	Appointed current Gilead Sciences executive, Mark L. Perry, to Nuvelo’s board of directors

•	Completed a financing with net proceeds of approximately $26 million

•	Successfully completed the Phase 1 alfimeprase trial in peripheral arterial occlusion (PAO) and rapidly initiated two Phase 2 trials in both PAO and catheter occlusion. Subsequently reported successful completion of an interim analysis of our Phase 2 clinical trial for the potential treatment of patients with PAO

•	Entered into a patent assignment and license agreement with SEQUENOM assigning to them the entire chemical cleavage patent estate acquired through our merger with VARIAGENICS, as well as an exclusive worldwide license to nine restriction enzyme patents

•	Completed the merger with VARIAGENICS and changed our name to Nuvelo

2004 Outlook

•	Reinitiate enrollment of the Phase 2a rNAPc2 trial

•	Based on our current rate of enrollment, we anticipate completing enrollment of the Phase 2 alfimeprase trial in PAO in March or April of 2004

•	Based on our current rate of enrollment, we anticipate completing the interim analysis of the Phase 2 alfimeprase trial in catheter occlusion in March or April of 2004

•	Expect to initiate the Phase 3 alfimeprase trial in PAO in the second half of 2004

•	Expect to initiate the Phase 1 ARC183 trial in the second half of 2004

•	Expect to complete the analysis of the 50 secreted protein genes in our Kirin collaboration in the first half of 2004

•	Expect to advance at least one internal product candidate into IND-enabling studies in 2004

•	Actively seeking to secure strategic partners for our antibody target and/or secreted proteins programs

•	Continue to monetize assets outside of our therapeutic focus

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800/915-4836 for domestic callers and 973/317-5300 for international callers. A telephone replay of the conference call will be available through Thursday, February 19, 2004. To access the replay, please dial 800/428-6051 for domestic callers and 973/709-2089 for international callers, and reference pass code 333575.

This call is also being webcast by CCBN and can be accessed at Nuvelo’s Web site at www.nuvelo.com, CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo and Hyseq filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K and the related Form 10-K/A for the year ended December 31, 2002 and Nuvelo’s quarterly report on Form 10-Q for the quarter ended September 30, 2003. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Twelve months ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Contract Revenue:	$350	$3,518	$2,290	$26,433

Operating expense:
Research and development	6,664	9,268	33,084	50,157
General and administrative	2,837	9,005	17,223	18,108
Restructuring	—	1,462	—	2,067
Loss on sale of fixed assets	14	2	1,225	36

Total operating expenses	9,515	19,737	51,532	70,368

Loss from operations	(9,165)	(16,219)	(49,242)	(43,935)

Realized gain on investment	—	—	40	—
Interest expense, net	(224)	(291)	(985)	(1,155)

Loss before minority interest	(9,389)	(16,510)	(50,187)	(45,090)

Loss attributable to minority interest	—	—	—	112

Net loss	$(9,389)	$(16,510)	$(50,187)	$(44,978)

Basic and diluted net loss per share	$(0.12)	$(0.72)	$(0.79)	$(2.08)

Weighted average shares used in computing basic and diluted net loss per share	75,610	23,039	63,163	21,661

CONDENSED CONSOLIDATED BALANCE SHEET

AND OTHER DATA

(in thousands)

(unaudited)

	December 31, 2003	12/31/2002 *
Cash, cash equivalents and short term investments	$34,189	$2,225
Restricted cash	501	1,106
Total assets	57,809	27,072
Deferred revenue	—	525
Line of credit	10,542	10,000
Noncurrent portion of capital leases	1,079	1,026
Notes payable - long term	6,600	4,000
Accumulated deficit	(203,559)	(153,372)
Total stockholders’ equity (deficit)	$22,701	$(4,564)

*	The condensed consolidated balance sheet data at December 31, 2002 has been derived from the audited financial statements as of that date.

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